EXHIBIT 10(u)
                                GUILFORD FABRIC
                         Guilford Mills Greensboro, N.C.
             P.O. Box 26969 Greensboro, NC 27419-6969 (336) 316-4000



August 8, 2002

((LastName))
((Address1))
((City)), ((State)), ((PostalCode))

Dear ((First_Name)):

As you know so well, Guilford is going through a most challenging period in our history as well as contending with global economic and competitive issues.

The restructuring of the last two years, the filing of bankruptcy, the preparation of our reorganization plan, and the successful running of our core businesses has required exceptional leadership, hard work, and personal sacrifices on your part.

The challenge ahead is two fold: 1) move the reorganization plan forward on a timely basis so we can emerge from bankruptcy before the end of our fiscal year;
2) focus on all aspects of our businesses to maximize cash flow, sale of assets and strengthen our relationship with our customers, and other key business partners to insure our short-term as well as long-term profitability.

You have played a key role in helping the Company meet its restructuring goals and I am confident that with the continued efforts of key managers such as yourself, Guilford will meet the remaining challenges ahead. Therefore, I am pleased to inform you that you have been selected as a participant in a Key Manager Retention Emergence Bonus Plan filed as part of our reorganization. This program requires approval of the bankruptcy court and others. The purpose of the plan is to:

|X| Recognize key associates who have provided leadership and stayed with the Company through the restructuring of the past two (2) years and who are critical to our emergence from bankruptcy which is expected to be by September 30, 2002.

|X| Retain associates who are intimately familiar with Guilford's business and industry and who have the experience, knowledge, and leadership ability necessary to revitalize Guilford's profitability once we emerge from bankruptcy.

The Retention Emergence Bonus Plan will operate as follows:

|X| ((Percent))of your base salary as of May 1, 2002 will be your Retention Emergence Award.

|X| 50% of your Retention Emergence Award will be paid within 7 working days of the date by which the Plan of Reorganization is confirmed and 50% will be paid 90 days thereafter.

|X| As an incentive to quickly move through the courts, the amount of the permitted retention pool that will actually be paid which will affect your award will be dependent upon the date of emergence from bankruptcy as follows:

           Date by which Plan of                    Percent of
           Reorganization is Confirmed              Permitted Pool
           ---------------------------              --------------

           September 30, 2002                       100%
           October 31, 2002                          90%
           November 30, 2002                         75%
           December 31, 2002                         50%
           Beyond December 31, 2002                   0%

The following are additional considerations:

Confidentiality and Non-Competition
-----------------------------------
a. You acknowledge that during your employment with the Company, you have acquired sensitive information, trade secrets, confidential and proprietary information of Guilford Mills, Inc. and you will not disclose or use such information or trade secrets in any way, directly or indirectly, in the future to adversely impact Guilford.

b. You agree for a period of one (1) year from date of emergence from bankruptcy not to: 1) Provide services (whether as an agent, employee or otherwise) to any enterprise which competes with Guilford's Business, as defined below, or 2) Solicit, hire, or retain any person who is employed or retained by Guilford on the date you terminate employment with Guilford or who has been employed by Guilford during the 12 month period preceding such date. The term "Business" means the business of developing, knitting, dyeing and finishing, designing, printing, marketing or selling fabrics. The Covenant Not to Compete;
       Confidentiality provision, paragraph 9 in your existing Stock Option Agreement is the governing language which would apply to the section above. You shall promptly notify the Company if you engage in any of the above activities.

c. Since this Agreement has been designed especially for you personally, the existence of this Agreement and the provisions contained herein require that strict confidentiality be maintained. Knowledge should be limited to immediate family, as well as financial, tax, and legal advisors, all of whom shall be bound by your confidentiality obligations. All questions or correspondence regarding this Retention Emergence Award, including your acceptance or rejection of this Award, must be directed to Rich Novak, Vice President - Human Resources. Failure to maintain confidentiality may result in forfeiture of the Award.

Taxes and other amounts. All payments to be made to you under this Award will be subject to required withholding of income tax and other amounts under federal, state, and local law.

Termination of participation
----------------------------
a. Termination of employment for cause will result in all remaining unpaid amounts being forfeited.

b. If you voluntarily terminate your employment, all remaining unpaid amounts will be forfeited.

Death, disability, or involuntary termination without cause.
------------------------------------------------------------
In event you are not able to perform your duties due to death, disability due to mental or physical illness, or termination without cause, you (your estate) will receive the award on the established payment dates.

Successors
----------
The Company agrees that any successor, joint venture, or acquirer of any business segment, if any, will be required to honor all Award commitments.

OtherRights. The Award shall not affect or impair the rights or obligations of the Company or a participant under any other written arrangement, or profit sharing or other compensation plan, and all amounts payable under the Award shall be characterized as special bonuses and not as additional salary for purposes of such other contracts, arrangements or plans.

No Employment Rights. Neither the establishment nor the terms of the Plan shall be held or construed to confer upon any associate the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any associate, or otherwise deal with any associate to the same extent as though the Plan had not been adopted.

Binding Authority. The decisions of the Compensation Committee or its duly authorized delegate shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review.

I believe we have a bright future. In advance, I want to thank you for your continued effort and support.

Please indicate your acceptance of this Award by signing and dating where indicated below and return the original to Rich Novak in the attached certified envelope.






                                                             -------------------
                                                             John Emrich
                                                             President and CEO


Agreed this _________ day of ________________, 2002.


Name: ____________________________



cc:  Rich Novak